SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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   Rule 14c-5(d)(2))
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                                   Forum Funds
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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                        BROWN ADVISORY INTERNATIONAL FUND

                               Two Portland Square
                              Portland, Maine 04101




                              INFORMATION STATEMENT

     This document is an Information Statement for the shareholders of Brown Advisory International Fund (the "Fund"), a series of Forum Funds, a registered open-end management investment company. Brown Investment Advisory Incorporated (the "Advisor") serves as investment advisor to the Fund and is located at 901
S. Bond Street, Suite 400, Baltimore, Maryland 21231. The principal underwriter of the Fund is Foreside Fund Services, LLC, whose principal office is at Two Portland Square, 1st Floor, Portland, Maine 04101. Citigroup Fund Services, LLC is the Fund's administrator and is located at Two Portland Square, 4th Floor, Portland, Maine 04101.

     The Advisor currently allocates the assets of the Fund between two investment subadvisors, as further described in the Fund's prospectus. Prior to October 2, 2006, Walter Scott & Partners Limited ("WSPL") served as an investment subadvisor to the Fund pursuant to an investment subadvisory agreement between WSPL and the Advisor, on behalf of the Fund, dated September 14, 2004 (the "Prior Agreement"). On May 17, 2006, it was announced that WSPL had entered into an agreement whereby Mellon International Limited ("Mellon") would acquire 100% of the interests in WSPL. Effective October 2, 2006, WSPL became a wholly-owned subsidiary of Mellon.

     To the extent that the acquisition of WSPL may be deemed to be an "assignment" (as defined under the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act")) of the Prior Agreement, the Prior Agreement would have terminated in accordance with the 1940 Act. Therefore, the Board of Trustees of Forum Funds (the "Board") considered and approved the continued appointment of WSPL as an investment subadvisor to the Fund pursuant to a new investment advisory agreement with WSPL (the "New Agreement"). The purpose of this Information Statement is to provide you with information regarding WSPL, the New Agreement and the Board's decision to approve the continued appointment of WSPL as an investment subadvisor to the Fund.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The Advisor is permitted to enter into new or modified advisory agreements with existing or new investment subadvisors without approval of Fund shareholders based on an order by the Securities and Exchange Commission and shareholder approval to rely on that order.

     This Information Statement was mailed on or about [December 15], 2006 to the Fund's shareholders of record as of December 4, 2006 ("Record Date"). The Fund will bear the expenses incurred in connection with preparing and delivering this Information Statement. YOU MAY OBTAIN A COPY OF THE FUND'S MOST RECENT ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY WRITING TO THE FUND AT: BROWN ADVISORY FUNDS, P.O. BOX 446, PORTLAND, MAINE 04112, BY CALLING 1-800-540-6807 OR BY VISITING WWW.BROWNADVISORY.COM.

     As of the Record Date, there were issued and outstanding 19,651,115 shares of the Fund. For a list of shareholders who owned of record or beneficially more than 5% of the shares of the Fund as of the Record Date, see Appendix A. To the

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knowledge of the Fund, the Fund's officers and the Trustees,  as a group,  owned less than [ ]% of the outstanding shares of the Fund, and of the Forum Funds as a whole, as of the Record Date.


           ACQUISITION OF INTEREST OF WALTER SCOTT & PARTNERS LIMITED

     WSPL has served as an investment subadvisor to the Fund since 2004 and manages a portion of the Fund's assets. On October 2, 2006, Mellon acquired 100% of the equity interest in WSPL. With its acquisition by Mellon, whose principal offices are located at _______________, WSPL is now an independent subsidiary within Mellon's asset management model. WSPL is a wholly-owned subsidiary of Mellon, which is wholly owned by Mellon International Holdings S.a r.l., a wholly-owned subsidiary of Neptune LLC, which in turn is wholly owned by MBC Investments Corporation, a wholly-owned subsidiary of Mellon Financial Corporation, a publicly held company. Each company's address is set forth below.


  ------------------------------------------ -----------------------------------
  COMPANY NAME                               ADDRESS
  ------------------------------------------ -----------------------------------
  Mellon International Limited               Mellon Financial Centre, 160 Queen
                                             Victoria Street, London, EC4V4LA,
                                             England
  ------------------------------------------ -----------------------------------
  Mellon International Holdings S.a r.l.     73 Cote d'Eich, L1450, Luxembourg
  ------------------------------------------ -----------------------------------
  Neptune LLC                                c/o Corporation Service Company,
                                             2711 Centerville Road, Suite 400,
                                             Wilmington, Delaware, 19808
  ------------------------------------------ -----------------------------------
  MBC Investments Corporation                4001 Kennett Pike, Suite 218,
                                             Greenville, DE 19807
  ------------------------------------------ -----------------------------------
  Mellon Financial Corporation               One Mellon Financial Center,
                                             500 Grant Street,
                                             Pittsburgh, PA 15258
  ------------------------------------------ -----------------------------------

     Other than integrating WSPL into Mellon's existing compliance and oversight structures, there is no change in WSPL's day-to-day management, investment philosophy and process, and client service structure. In addition, Mellon has taken steps to retain the key employees of WSPL.

                RE-APPOINTMENT OF WALTER SCOTT & PARTNERS LIMITED

     At the August 8, 2006 Board meeting, the Board considered the Advisor's proposal to approve the New Agreement following the acquisition of WSPL by Mellon. In determining whether to approve the New Agreement, the Trustees considered, among other things, the following factors: (1) the nature and quality of the services provided by WSPL; (2) the investment performance of the Fund and WSPL; (3) WSPL's cost for providing the services and the profitability of the advisory business to WSPL; (4) WSPL's indication that the acquisition by Mellon will not result in any changes to the services provided by WSPL; (5) economies of scale and other benefits to WSPL and (6) the Advisor's recommendation to continue to retain WSPL as an investment advisor.

     The Board received presentations from senior representatives of the Advisor and WSPL and discussed the WSPL's personnel, operations and financial condition. The Board considered the scope and quality of services provided by WSPL under the New Agreement. The Board considered the quality of the investment research capabilities of WSPL and other resources dedicated to performing services for the Fund. The quality of administrative and other services also were considered as well as any lapses in performance or compliance matters.

     The Board considered the professional experience and qualifications of the Fund's portfolio managers. The Board considered WSPL's indication that the acquisition by Mellon will not result in any changes to the services provided by WSPL as well as the Advisor's recommendation to continue to retain WSPL as an investment advisor. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services provided to the Fund by WSPL.

     WSPL discussed its approach to managing the Fund as well as the Fund's and WSPL's performance for the period ended June 30, 2006 and since WSPL's inception as investment subadvisor. The Board considered that the Fund performed consistent with its benchmark for the 3-, 6- and 9-month and 1-year periods. The Board noted that no significant changes to the investment strategies adopted by WSPL are anticipated in the near future. The Board concluded that the Fund benefited from WSPL's management of the Fund.

     The Board also considered the Advisor's and WSPL's compensation for providing investment advisory services to the Fund and analyzed comparative information on fees, expenses, and performance of similar mutual funds. The Board noted that while the contractual and net investment advisory fee rates of the Fund were higher than the mean and median advisory fee rates of its Lipper Inc. peer group, the total expenses were consistent with the mean and median total expenses of its Lipper Inc. peer group. The Board recognized that it was difficult to compare expense ratios because of variations in the services provided by the advisors that are included in the fees paid by other funds.
Based on the foregoing, the Board concluded that the Advisor's and WSPL's advisory and subadvisory fee rates charged to the Fund were reasonable.

     The Board then considered information provided by the Advisor and WSPL regarding their costs of services and profitability with respect to the Fund. The Board considered the Advisor's profitability analysis which summarized total revenues, waivers, costs, net profits and profit percentages for the Fund. The Board concluded that the level of the Advisor's and WSPL's profits attributable to management of the Fund were reasonable in light of the services provided on behalf of the Fund.

     The Board did not consider whether the Fund would benefit from any economies of scale, noting that the Advisor pays the subadvisory fee. Finally, WSPL represented that it did not expect to receive any other benefits from its relationship with the Fund. Based on the foregoing, the Board concluded that economies of scale and other benefits to be received by WSPL from its relationship with the Fund were not material factors to consider in approving the New Advisory Agreement.

     After review of the above factors, the Board, including all Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Fund, the Advisor or WSPL ("Independent Trustees"), (1) concluded that the fees paid to WSPL under the New Agreement are fair and reasonable, (2) determined that the Fund and its shareholders would benefit from WSPL's continued management of the Fund, and (3) unanimously approved the continuation of WSPL serving as investment advisor to the Fund under the New Agreement.

                DESCRIPTION OF THE INVESTMENT ADVISORY AGREEMENT

     The terms of the New Agreement are substantially identical to the terms of the Prior Agreement, except for additional recitals at the beginning of the New Agreement regarding Mellon's acquisition of WSLP. Also, there is no change to the fee rates between the New Agreement and the Prior Agreement.

     The New Agreement between WSPL and the Advisor will continue in effect for an initial term of one year. Thereafter, the New Agreement will continue in effect only if approved annually by the Board or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund, and also, in either event, by a majority of the Independent Trustees.

     Under the New Agreement, WSPL manages the Fund's assets allocated to it by the Advisor. Subject to the control and supervision of the Board and the Advisor, WSPL has discretion pursuant to the New Agreement to purchase and sell securities for its allocated portion of Fund assets in accordance with the Fund's objectives, policies and restrictions. Although WSPL is subject to general supervision of the Board and the Advisor, these parties do not evaluate the investment merits of specific securities transactions.

     The Advisor, not the Fund, pays the fee due to WSPL as compensation for its services. Under the New Agreement, the Fund pays WSPL an annualized advisory fee equal to 0.60% per annum for the first $100 million in assets under management, and 0.50% per annum for assets under management above $100 million. The fees paid by the Fund or the Advisor did not change as a result of the acquisition of WSPL. For the year ended June 30, 2006, WSPL received $[ ] in advisory fees with respect to the Fund.

     The New Agreement does not protect WSPL against any liability to the Advisor or Forum Funds to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under the New Agreement. The New Agreement will automatically terminate upon its assignment or upon termination of the Fund's investment advisory agreement with the Advisor, and may be terminated without penalty at any time by the Advisor, by the Board or by vote of a majority of the outstanding voting securities of the Fund upon sixty days' written notice. WSPL may also terminate the New Agreement without penalty upon sixty days' written notice to Forum Funds.

     The Board last renewed the Prior Agreement in September 2005. Shareholders last approved the Prior Agreement on August 13, 2004 in connection with WSPL's original appointment as subadvisor to the Fund.

                INFORMATION ABOUT WALTER SCOTT & PARTNERS LIMITED

     WSPL serves as an investment advisor to the following funds with an investment style similar to the Fund.

----------------------------------------- ------------------------------- --------------------------------------------
                                                   ASSETS AS OF
                  FUND                          SEPTEMBER 30, 2006                     FEE RATE TO WSPL
----------------------------------------- ------------------------------- --------------------------------------------
Guidestone International Fund             $261,000,000                    0.75% of the first $50 million; 0.50% on
                                                                          assets over $50 million - no waivers
----------------------------------------- ------------------------------- --------------------------------------------
BBH International Fund                    $265,000,000                    0.55% on combined assets up to $250
                                                                          million; 0.35% on combined assets over
                                                                          $250 million - no waivers
----------------------------------------- ------------------------------- --------------------------------------------
Vantagepoint International Fund           $232,000,000                    0.60% of the first $100 million; 0.50% on
                                                                          assets over $50 million - no waivers
----------------------------------------- ------------------------------- --------------------------------------------

     The principal office for WSPL following the acquisition is at One Charlotte Square, Edinburgh, Scotland. As of September 30, 2006, WSPL had approximately $29 billion in assets under management.

     Listed below are the names and principal occupations of the Chairman and the [executive officers and directors] of WSPL. The address for each person is One Charlotte Square, Edinburgh, Scotland.

------------------------------------------------- -----------------------------
NAME                                              PRINCIPAL OCCUPATION
------------------------------------------------- -----------------------------
Dr. Walter Grant Scott                            Chairman
------------------------------------------------- -----------------------------
Alan McFarlane                                    Managing Director
------------------------------------------------- -----------------------------
Dr. Kenneth J. Lyall                              Senior Investment Director
------------------------------------------------- -----------------------------
Ian Clark                                         Senior Advisor, Director
------------------------------------------------- -----------------------------
Rodger Nisbet                                     Director
------------------------------------------------- -----------------------------

               INFORMATION ABOUT THE FUND'S INVESTMENT SUBADVISORS

     The Fund's current investment subadvisors serve as investment subadvisors to the Advisor with respect to the portion of Fund assets allocated to them, pursuant to separate investment subadvisory agreements. Assets are allocated in this manner to provide diversification and to reduce the possible impact of any one investment advisor's sub-par performance on the performance of the Fund. The Advisor currently allocates the assets of the Fund between WSPL and Philadelphia International Advisors, LP.

     During the last fiscal year, the total amount of commissions paid by the Fund to any broker that is an affiliate of (1) the Fund ("Broker Affiliate");
(2) the Broker Affiliate; (3) the Fund's investment advisor and subadvisors; (4) the Fund's principal underwriter; or (5) the Fund's administrator was as follows:

--------------------------- ---------------------------------- ----------------------------------- -----------------------
          ENTITY                    COMMISSIONS PAID              % OF TOTAL COMMISSIONS PAID      NATURE OF AFFILIATION
--------------------------- ---------------------------------- ----------------------------------- -----------------------
--------------------------- ---------------------------------- ----------------------------------- -----------------------





                                             BY ORDER OF THE BOARD OF TRUSTEES,



                                             David M. Whitaker
                                             SECRETARY


December   ____, 2006

                                   APPENDIX A

     The following chart is a list of those shareholders who, as of the Record Date, owned of record or beneficially more than 5% of the shares of the Fund.

BROWN ADVISORY INTERNATIONAL FUND              NUMBER OF SHARES      % OF TOTAL
---------------------------------              ----------------      ----------

Brown Investment Advisory & Trust Company       18,768,438.361         95.51%
FBO Clients
  901 South Bond Street
  Suite #400
  Baltimore, Maryland 21231